Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 18, 2011 with respect to the consolidated financial statements, financial statement schedules and internal control over financial reporting of Griffon Corporation and subsidiaries, included in the Annual Report on Form 10-K for the year ended September 30, 2011 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

June 15, 2012